UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

GOOD SAM ENTERPRISES, LLC

(Exact name of company as specified in its charter)

Delaware	333-173290	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer Identification No.)

2575 Vista Del Mar Drive	(805) 667-4100
Ventura, CA 93001	(Registrant’s telephone
(Address of executive offices)	number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 29, 2011, Good Sam Enterprises, LLC (the “Company”) amended a promissory note dated December 5, 2001 in the original amount of $4,835,000 (the “Note”) issued by AGRP Holding Corp. (“AGRP”), a corporation controlled by Stephen Adams who indirectly owns a controlling interest in the Company.  The Note was made in connection with the sale of certain real estate (the “AGRP Sites”) by the Company to AGRP and the leaseback of the AGRP Sites pursuant to leases (the “Leases”) with unexpired terms of 15 years or more.  The Company and AGRP are also parties to a management agreement dated December 6, 2001 (the “Management Agreement”) pursuant to which the Company agreed to manage the AGRP Sites on behalf of AGRP and AGRP agreed to pay the Company a management fee (the “Management Fee”) equal in amount to the difference between the base rent payable under the Leases and the amount of AGRP’s debt service for the AGRP Sites.  AGRP’s debt service was scheduled to increase on January 1, 2012 by $506,563 annually, which would have resulted in an increase in net rent of $506,563 annually.  In consideration of AGRP’s agreement to amend the Management Agreement to provide that the Management Fee payable to the Company by AGRP will not be reduced on account of changes in debt service on AGRP’s indebtedness, the amendment to the Note extends all payments of principal and interest on the Note until maturity, whether by acceleration or otherwise, of the Company’s 11.50% Senior Secured Notes Due 2016.

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:

Description of Exhibit	Exhibit No.
Amendment to Unsecured Promissory Note dated December 29, 2011 between Good Sam Enterprises, LLC and AGRP Holding Corp.	10.1

SIGNATURES

GOOD SAM ENTERPRISES, LLC
(Company)

Date: January 5, 2011	/s/ Brent Moody
Brent Moody
Executive Vice President and
Chief Administrative and Legal Officer